Exhibit 99.1

Kopin Provides Business Update and First Quarter 2017 Operating Results

  Reaches Two Agreements Providing Fab-less Manufacturing Capacity and Capability for New Lightning OLED Display
  Goertek Completes $24.6 Million Investment; Headsets From Partnerships Slated for Introduction Late 2017
  F-35 Fighter Jet Program Ramping on Plan

WESTBOROUGH, Mass.--(BUSINESS WIRE)--May 9, 2017--Kopin Corporation (NASDAQ:KOPN), a leading developer of innovative wearable computing technologies and solutions, today provided an update on its business initiatives and reported financial results for the first quarter of 2017 ended April 1, 2017.

“We continued to make strong progress in the first quarter as we shift our focus from development to commercialization of our optics, displays, and system technology for virtual reality (VR) and augmented reality (AR),” said John C.C. Fan, President and CEO of Kopin. “Goertek has completed its $24.6M investment in Kopin’s common stock. Furthermore, our partnership with Goertek, the leading manufacturer of wearable systems globally, is on track to produce three headsets by year end 2017. These headsets will include a combination of our Pupil™ optics, Pearl™ optics and Whisper™ voice technology. Goertek is also working with us to include our innovative components in other wearable systems as they work with many global companies. In addition we are delighted that our Solos™ cycling headset is shipping to our Kickstarter customers and the preliminary response has been very positive. We are now working with Goertek on the next generation of Solos to advance the capabilities of the cycling version as well as adjusting the configuration to target other fitness applications such as running.

“The announcement of our new Lightning™ 2K by 2K OLED micro displays at CES last January has created great excitement, resulting in productive meetings with many global companies which are interested in VR and AR. Our 2K by 2K OLED display is designed to be the best in the world for VR applications, and with strong interest and encouragement from the market, we have taken steps to provide increased performance and manufacturing capacity for our OLED displays. Kopin’s OLED display uses a fab-less business model for both front-end Si backplane processing and back-end OLED deposition. The Si backplane processing is readily available, while the capacity for OLED deposition on Si has been limited. To address the near term demand for our OLED micro displays we announced an agreement with Yunnan Olightek Optoelectronics Technology Co. Ltd. (Olightek), the largest OLED-on-Si manufacturer in China, to jointly procure an advanced production OLED deposition machine. This machine will be ready for volume production by early next year, with Kopin entitled to 50% of the capacity. For even larger volume capacity and product capabilities, we have partnered with Olightek and BOE Technology Group Ltd. (BOE), a world leader in the manufacture of liquid crystal and OLED on glass displays, to create the world’s largest OLED-on-Silicon manufacturing center. This high volume facility is expected to be on-line within two years, which should match the ramp in demand expected from VR and AR manufacturers around the world.

“The military business also continued on track in the first quarter. The F-35 Joint Strike program, with Kopin providing displays for the AR helmets used by the fighter pilots, is ramping on schedule. The cadence for the Family of Weapon Sight programs is also on track for Kopin to provide weapon sight eyepiece assemblies. We are shipping under the low rate initial production (LRIP) segment of the FWS-I and expect full production late this year. Under the Crew Served award we will begin the development phase later this year. Also we are optimistic that Kopin is positioned to win additional awards that might develop under the current budget with its increased military spend.

“During the first quarter we acquired a small company in Virginia that develops and manufactures simulation and test equipment for military and industrial applications. This company’s products fit in nicely with our military and 3D test equipment products.

“We have devoted the past four years to transform from an LCD component company into a wearable components and systems supplier. We are pleased with the progress and advances in our LCD and OLED micro displays, in our innovative optics, in our unique wearable systems know-how, and in our Whisper voice technology. Initially designed for wearable headset systems, the Whisper technology is being enhanced for far-field applications such as in-home IOT. We believe our Whisper technology will be able to demonstrate benefits for far-field applications by the end of the year. In addition, the novel Simax lithium-ion batteries have passed all the certification tests, and Hitachi Maxwell and Kopin are exploring volume production alternatives.

“Finally, the approximately $25 million investment from Goertek strengthened our financial position, and is helping fund the investment to commercialize and market our technology. Either through licensing system designs, selling our proprietary components, or even providing the full systems such as Solos, Kopin is well positioned as the VR and AR markets begin to accelerate,” concluded Dr. Fan.

First Quarter Financial Results

Total revenues for the first quarter ended April 1, 2017, were $4.4 million, compared with $6.1 million for the first quarter ended March 26, 2016. Included in the first quarter of 2017 was approximately $400,000 of revenues from the acquired company. Sales of products for Wearable applications were $0.7 million for the first quarter of 2017 as compared to $2.6 million in the first quarter of 2016. The decrease was primarily attributable to customers who use our products for drone applications. The customers are shifting into two of our higher resolution displays, and the revenues are expected to recover, and increase beginning in Q2.

Research and development (R&D) expenses for the first quarter of 2017 were $4.3 million compared with $4.0 million for the first quarter of 2016.

Selling, general and administrative (S,G&A) expenses were $5.6 million for the first quarter of 2017 as compared with approximately $3.8 million for the same period in 2016. Selling, general and administrative expense increased for the three months ended April 1, 2017 as compared to the same period in 2016, reflecting an increase in legal and accounting cost incurred in the investigation of the fraud at our Korean subsidiary and an increase in stock-based compensation costs. Operating expenses are expected to remain largely flat with full year 2016.

The Company recorded a tax benefit of approximately $1.1 million for the three months ended April 1, 2017 as compared to a tax provision of approximately $0.1 million for the same period in the prior year. As a result of the acquisition the Company recorded net deferred tax liabilities of approximately $1.0 million which resulted in the Company reducing the valuation allowance on its net deferred tax assets. The reduction in the valuation allowance was recorded as a tax benefit in the tax provision.

Net loss for the first quarter of 2017 was $7.9 million, or $0.12 per share, compared with net loss of $6.9 million, or $0.11 per share, for the first quarter of 2016. Included in the results of the first quarter of 2017 was a $0.3 million gain from the mark to market of a warrant that the company acquired as part of a license of its technology.

We have maintained our strong financial position. Net cash used in operating activities for the three months ended April 1, 2017 was approximately $6.6 million. Kopin’s cash and equivalents and marketable securities were approximately $67.8 million at April 1, 2017 as compared to $77.2 million at December 31, 2016 and we have no long-term debt. On April 20, 2017 we completed the sale of 7,589,000 shares of our common stock to Goertek Inc. for approximately $24.6 million.

During the first quarter of 2017 we had 5 patents granted and filed for 6 new applications. Overall we have over 300 patents and patents pending, almost all of which are related to wearable applications.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended April 1, 2017, for final disposition.

Financial Results Conference Call

In conjunction with its first quarter 2017 financial results, Kopin will host a teleconference call for investors and analysts at 8:30 a.m. ET today. To participate, please dial (877) 709-8150 (U.S. and Canada) or (201) 689-8354 (International). The call will also be available as a live and archived audio webcast on the “Investors” section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation is a leading developer and provider of innovative wearable technologies and solutions for integration into head-worn computing and display systems to military, industrial and consumer customers. Kopin’s technology portfolio includes ultra-small displays, optics, speech enhancement technology, system and hands-free control software, low-power ASICs, and ergonomically designed smart headset reference systems. Kopin’s proprietary components and technology are protected by more than 300 global patents and patents pending. For more information, please visit Kopin’s website at www.kopin.com.

Kopin, Lightning, Pearl, Pupil, Solos, and Whisper are trademarks of Kopin Corporation.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements relating to our belief that we continued to make strong progress in the first quarter as we shift our focus from development to commercialization of our optics, displays, and system technology for virtual reality (VR) and augmented reality (AR); our belief that our partnership with Goertek is on track to produce three headsets by year end 2017; our belief that these headsets will include a combination of our Pupil™ optics , Pearl™ optics and Whisper™ chip voice technology; our belief that Goertek is also working with us to include our innovative components into wearables systems as they are working with many global companies; our belief that working with Goertek on the next generation of Solos will advance the capabilities of the cycling version as well as adjusting the configuration to create a Solos targeted to other fitness applications, such as running; our agreement with Olightek Yunnan that we will jointly procure an advanced production OLED deposition machine; our expectation that the machine we purchase with Olightek Yunnan will be ready for volume production by early next year; our expectation that the OLED-on-Silicon manufacturing center being built with Olightek and BOE Technology Group LTD (BOE) will be on-line within two years; our expectation that the OLED-on-Silicon manufacturing center should match the expected growing demands for VR and AR manufacturers around the world; our expectation that there will be growing demands for VR and AR manufacturers around the world; our expectation that the FWS-I will be full production late this year; our expectation that the Crew Served program will begin the development phase later this year; our belief that if the current administration’s budget is passed, we are well positioned to benefit from new awards; our belief that our Whisper technology will be able to demonstrate benefits for far-field applications by the end of the year; our belief that Kopin is well positioned as the VR and AR markets begin to accelerate; and our expectation that customers are shifting into two of our higher resolution displays, and that revenues are expected to recover and grow starting Q2; our expectation that our operating expenses are expected to remain largely flat with 2016.. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: We may not be able to commercialize our products for the VR and AR markets; our partnership with Goertek may not produce three headsets by year end 2017; if we do develop three headsets they may not include a combination of or any of our Pupil optics , Pearl optics and Whisper chip voice technology; Goertek may not include our innovative components into wearables systems; working with Goertek on the next generation of Solos may not advance the capabilities of the cycling version or adjust the configuration to create a Solos targeted to other fitness applications, such as running; we might not procure an advanced production OLED deposition machine with Olightek Yunnan; if we are able to purchase a machine with Olightek Yunnan, such machine may not be ready for volume production by early next year; the OLED-on-Silicon manufacturing center being built with Olightek and BOE Technology Group LTD (BOE) may not be on-line within two years; the OLED-on-Silicon manufacturing center may not be running in time for the expected growing demands for VR and AR manufacturers around the world; there may not be growing demands for VR and AR manufacturers around the world; the FWS-I may not be in full production late this year; we may designed our of the FWS-I; the Crew Served program may not begin the development phase later this year; we may not be awarded contracts under the FWS-I and Crew Served programs; the current administration’s budget does not pass, or if it is passed, we may not benefit from an increase to the military budget; we may not be able to demonstrate Whisper technology benefits for far-field applications by the end of the year; we may not be well positioned as the VR and AR markets begin to accelerate; our progress may not lead to the growth of the AR and VR markets; the AR and VR markets may take longer to develop than we anticipate; there may be no demand for our AR and VR products; our customers may not shift into two of our higher resolution displays, and revenues do not recover or grow starting in Q2; our operating expenses do not remain largely flat with 2016 our R&D expense is not lower; and other risk factors and cautionary statements listed in Kopin’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 31, 2016, and Kopin’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Kopin and only as of the date on which they are made. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this release.

Kopin Corporation
Supplemental Information
(Unaudited)

	Three Months Ended
	April 1, 2017	March 26, 2016
Display Revenues by Category (in millions)
Wearable Applications	$0.7	$2.6
Military Applications	0.9	1.5
Industrial Applications	1.9	1.1
Consumer Electronics Applications	0.5	0.8
Research and Development	0.4	0.1
Total	$4.4	$6.1

Stock-Based Compensation Expense
Continuing Operations
Cost of component revenues	$130,000	$142,000
Research and development	199,000	117,000
Selling, general and administrative	963,000	(203,000)
	$1,292,000	$56,000

Other Financial Information
Depreciation and amortization	$431,000	$335,000

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	April 1, 2017	March 26, 2016
Revenues:
Net product revenues	$3,933,142	$5,978,134
Research and development revenues	444,985	141,004
	4,378,127	6,119,138
Expenses:
Cost of product revenues	3,111,448	4,636,041
Research and development	4,281,870	4,039,951
Selling, general and administrative	5,635,775	3,760,849
	13,029,093	12,436,841

Loss from operations	(8,650,966)	(6,317,703)

Other (expense), net	(423,095)	(376,085)

Loss before benefit (provision) for income taxes and net loss (income) from noncontrolling interest	(9,074,061)	(6,693,788)

Benefit (provision) for income taxes	1,066,000	(141,000)

Net loss	(8,008,061)	(6,834,788)

Net loss (income) attributable to noncontrolling interest	81,438	(98,673)

Net loss attributable to the controlling interest	$(7,926,623)	$(6,933,461)

Net loss per share:
Basic	$(0.12)	$(0.11)
Diluted	$(0.12)	$(0.11)

Weighted average number of common shares outstanding:
Basic	64,538,686	63,978,048
Diluted	64,538,686	63,978,048

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	April 1, 2017	December 31, 2016
ASSETS
Current assets:
Cash and marketable securities	$67,750,569	$77,197,896
Accounts receivable, net	2,390,660	1,699,195
Inventory	4,194,821	3,302,112
Prepaid and other current assets	1,263,995	1,194,901
Note receivable	-	-

Total current assets	75,600,045	83,394,104

Land, equipment and improvements, net	2,999,590	2,976,006
Goodwill and intangible assets	4,130,130	844,023
Other assets	823,746	618,139

Total assets	$83,553,511	$87,832,272

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,878,123	$4,355,462
Accrued expenses	6,993,821	5,457,484
Deferred income taxes	2,686,000	2,571,000
Billings in excess of revenue earned	1,134,558	981,761

Total current liabilities	14,692,502	13,365,707

Lease commitments	251,186	246,922

Total Kopin Corporation stockholders' equity	68,525,900	74,077,686
Noncontrolling interest	83,923	141,957
Total stockholders' equity	68,609,823	74,219,643
Total liabilities and stockholders' equity	$83,553,511	$87,832,272

CONTACT:
Kopin Corporation
Richard Sneider, 508-870-5959
Treasurer and Chief Financial Officer
Richard_Sneider@kopin.com
or
Market Street Partners
Joann Horne, 415-445-3233
JHorne@marketstreetpartners.com